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                     June 5, 2024

       Keith Marchiando
       Chief Financial Officer
       Zivo Bioscience, Inc.
       21 East Long Lake Road , Suite 100
       Bloomfield Hills , MI 48304

                                                        Re: Zivo Bioscience,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed March 15,
2024
                                                            File No. 001-40449

       Dear Keith Marchiando:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences